UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2011

WINDTAMER CORPORATION
(Exact name of registrant as specified in its charter)

New York	000-53510	16-1610794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Mt. Read Boulevard, Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

(585) 243-4040
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04                      Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 17, 2011, WindTamer Corporation (the “Company”) received written notice from the Guarantors of the Loan Agreement (the “Loan Agreement”), dated April 26, 2010, between First Niagara Bank, N.A. (the “Lender”) and the Company that the Guarantors were required by the Lender to, and did, on March 17, 2011, repay the $1.0 million principal balance of the Company’s working capital revolving line of credit with the Lender (the “Line of Credit”).

 The borrowings under the Loan Agreement were secured by limited guarantees (the “Guarantees”) provided by two of the Company’s officers, Chief Executive Officer William Schmitz and Acting Chief Financial Officer Molly Hedges, and one shareholder (collectively, the “Guarantors”).

The Company has no liability to the Guarantors as a result of the repayment by the Guarantors of the Line of Credit.  Other than accrued interest and applicable fees, the Company has no liability to the Lender under the Line of Credit and now has no long-term indebtedness.

As a result of the extinguishment of the indebtedness under the Line of Credit, the Company expects to record a non-cash $1.0 million gain in the first quarter of 2011.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which is filed as Exhibit 10.1 on the Company’s Form 8-K filed on April 27, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINDTAMER CORPORATION

By:	/s/ William A. Schmitz
Name: William A. Schmitz
Title: Chief Executive Officer

Dated: March 23, 2011